Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors

Fidelity National Title Group, Inc.:
We consent to the use of our reports dated March 13, 2006, with respect to the Consolidated and Combined Balance Sheets of Fidelity National Title Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related Consolidated and Combined Statements of Earnings, Comprehensive Earnings, Stockholders’ Equity and Cash Flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, incorporated by reference in this registration statement.
/s/ KPMG LLP
October 27, 2006
Jacksonville, Florida
Certified Public Accountants